Guaranteed Lifetime Withdrawal Benefit Rider and Schedule	Item 27. Exhibit (d) vii.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

[Springfield, MA 01111-0001]

GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER

This Rider forms a part of the Contract to which it is attached and is effective as of the GLWB Rider Issue Date. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control. This Rider’s provisions will remain part of the Contract until terminated in accordance with the provisions below.

The purpose of the Guaranteed Lifetime Withdrawal Benefit provided under this Contract is to provide security through a stream of Income Payments to the Owner. The Guaranteed Lifetime Withdrawal Benefit will terminate upon absolute assignment or a change in ownership of the Contract unless the new assignee or Owner meets the qualifications shown in the Termination provision of the Guaranteed Lifetime Withdrawal Benefit. See the “Termination of Rider” section for other situations that will result in termination of this Rider.

I.	The following replaces the Contract description on the cover page of the Contract:

[INDIVIDUAL VARIABLE DEFERRED ANNUITY CONTRACT WITH FLEXIBLE PURCHASE PAYMENTS

AND GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER

INDIVIDUAL VARIABLE DEFERRED ANNUITY CONTRACT WITH FLEXIBLE PURCHASE PAYMENTS, GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER AND RETURN OF PURCHASE PAYMENT DEATH BENEFIT RIDER]

II.	DEFINITIONS – The following replaces the definition of “Age” in the Contract:

The attained age of any Owner, or that of any Annuitant or Beneficiary or Covered Person, as applicable, at his or her last birthday except as described in the Contract Schedule under the Fixed Annuity Payout Rates section. If the Contract is owned by a non-natural person (e.g., a trust or other entity), then Age shall mean the attained age of any Annuitant at his or her last birthday except as described in the Contract Schedule under the Fixed Annuity Payout Rates section.

III.	The PURCHASE PAYMENTS section under the PURCHASE PAYMENT PROVISIONS of the Contract is replaced with the following:

PURCHASE PAYMENTS. The minimum initial Purchase Payment is required to issue your contract. Subject to the restrictions on subsequent Purchase Payments under the Benefit Base section of the Guaranteed Lifetime Withdrawal Benefit Rider, the minimum and maximum requirements for total and subsequent Purchase Payments are shown on the Contract Schedule. We reserve the right to reject any Purchase Payment not conforming to the requirements set forth in the Contract Schedule or Guaranteed Lifetime Withdrawal Benefit Rider or not complying with any state or federal regulatory requirements.

IV.	The WITHDRAWAL section under the WITHDRAWAL PROVISIONS of the Contract is amended by adding the following:

If the Guaranteed Lifetime Withdrawal Benefit Rider is in effect, and you make a partial withdrawal, such withdrawal will be made from the Sub-Accounts in the ratio that your value in each Sub-Account bears to your Contract Value.

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V.	GUARANTEED LIFETIME WITHDRAWAL BENEFIT - The following is added to the Contract:

GUARANTEED LIFETIME WITHDRAWAL BENEFIT (“GLWB”)

There are two versions of this Guaranteed Lifetime Withdrawal Benefit Rider: A Single Life Version and a Joint Life Version. For each version, there are two Automatic Step-Up options. The GLWB version and Automatic Step-Up option you elected are shown on the Guaranteed Lifetime Withdrawal Benefit Rider Contract Schedule.

This Rider guarantees that you will receive guaranteed lifetime income from the Contract in an amount equal to the Annual Lifetime Benefit Amount each Contract Year, as described under “Annual Lifetime Benefit Amount When Contract Value Reduces To Zero”. You will not receive guaranteed lifetime income if your Contract Value is reduced to zero (0) due to a withdrawal prior to the Guaranteed Lifetime Withdrawal Date or due to an Excess Withdrawal.

GLWB Investment Allocation Restrictions

While this Rider is in effect, we require that all of your Purchase Payment(s) and total Contract Value be allocated in accordance with certain investment restrictions. The investment restrictions are shown on the Guaranteed Lifetime Withdrawal Benefit Rider Contract Schedule. If a requested change in your allocations or a transfer of any portion of your Contract Value does not comply with these investment restrictions, you will be required to terminate the Rider by Written Request before the allocation change or transfer can be processed. We reserve the right, upon thirty (30) calendar days advance notice to you, to change the investment restrictions. If we change the investment restrictions, you must change your allocations to comply within thirty (30) calendar days of the restrictions becoming effective, or we will terminate the Rider.

Covered Person(s)

The Covered Person(s), as shown on the Guaranteed Lifetime Withdrawal Benefit Rider Contract Schedule, is the person(s) whose life is used to determine the duration of the Annual Lifetime Benefit Amount provided under this Rider. The Covered Person(s) is determined on the GLWB Rider Issue Date and cannot be changed after the GLWB Rider Issue Date, even if there is a divorce involving the Covered Person(s).

If the Single Life Version is elected, the Covered Person is:

a)	the Owner, if the Owner is a natural person,

b)	the oldest Joint Owner, if the Contract has Joint Owners, or

c)	the Annuitant, if the Owner is a non-natural person.

If the Single Life Version is elected, there may only be one Annuitant, and it must be the Covered Person. However, if you reach your Annuity Date and choose an Annuity Option other than that described under the Latest Permitted Annuity Date section of this Rider, then you may change the Annuitant and/or name a joint Annuitant.

If the Joint Life Version is elected, the Covered Persons are:

a)	the Owner and his/her spouse (or domestic partner or civil union partner for non-qualified Contracts, other than those held as a Custodial IRA), if the Contract is owned by one (1) natural person.

b)	both Owners, if the Contract is jointly owned. The Joint Owners must be spouses (or domestic partners or civil union partners), or

c)	the Annuitant and his/her spouse, if the Owner is a Custodial IRA.

The Joint Life Version is not available under a Contract owned by a non-natural person, other than a Custodial IRA.

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The Joint Covered Person will be considered the primary beneficiary, and any other Beneficiary designation will be treated as a contingent Beneficiary. However, the Beneficiary may be changed if the Joint Covered Person is no longer the spouse, domestic partner or civil union partner of the Owner, and the Contract has not yet entered the Annuity Phase.

If the Joint Life Version is elected, the Annuitant must be a Covered Person and cannot be changed. If only one Annuitant is named and the Annuitant dies prior to the Annuity Date while the Rider remains in effect, the surviving Covered Person becomes the Annuitant. Upon reaching the Latest Permitted Annuity Date or entering the Settlement Phase, if both Covered Persons are living, they will become joint Annuitants. If you reach your Annuity Date and choose an Annuity Option other than that described under the Latest Permitted Annuity Date section of this Rider, then you may change the Annuitant(s).

However, for qualified contracts and contracts held as Custodial IRAs, if the Covered Person who is not the Owner (Annuitant if the Owner is a Custodial IRA) is no longer the Beneficiary (Beneficiary of the custodial account if the Owner is a Custodial IRA) when the Annuity Date is reached, due to a Beneficiary change after a divorce, then that Covered Person cannot become an Annuitant.

LIFETIME WITHDRAWALS

Availability of Annual Lifetime Benefit Amount

Guaranteed Lifetime Withdrawal Date - The date on which the Company guarantees the Withdrawal Rate and on which the you may begin receiving payments of the Annual Lifetime Benefit Amount. This date must be selected by the Owner and cannot be prior to the youngest Covered Person attaining age [59 ½]. There is no Annual Lifetime Benefit Amount prior to the election of the Guaranteed Lifetime Withdrawal Date.

Annual Lifetime Benefit Amount when Contract Value is Greater than Zero

After the Guaranteed Lifetime Withdrawal Date, and as long as your Contract Value is greater than zero (0), the Annual Lifetime Benefit Amount is the maximum amount that may be withdrawn in the current Contract Year without being considered an Excess Withdrawal.

On your Guaranteed Lifetime Withdrawal Date, your Annual Lifetime Benefit Amount equals:

●	the applicable Withdrawal Rate, shown on the Guaranteed Lifetime Withdrawal Benefit Rider Contract Schedule, multiplied by

●	the Benefit Base.

Each time a withdrawal is made, we decrease the Annual Lifetime Benefit Amount for that Contract Year by such withdrawal and the remaining amount is the “Remaining Annual Lifetime Benefit Amount” available for that Contract Year. Any Remaining Annual Lifetime Benefit Amount not withdrawn in a Contract Year is not available in later Contract Years.

Withdrawal Rate – On the Guaranteed Lifetime Withdrawal Date, we will determine the withdrawal rate based on the number of full Contract Years from the Rider effective date and the Age of the Covered Person (or the youngest Covered Person for a Joint Life Version of this Rider), as shown on the Guaranteed Lifetime Withdrawal Benefit Rider Contract Schedule. The Withdrawal Rate will not change once determined.

The Annual Lifetime Benefit Amount is recalculated on each Contract Anniversary after the recalculation of the Benefit Base. The calculation of the Benefit Base is explained in the Benefit Base section. The Annual Lifetime Benefit Amount is recalculated before any other transactions are processed on the Contract Anniversary. The Annual Lifetime Benefit Amount will change on a Contract Anniversary if the Benefit Base has changed since the prior Contract Anniversary.

In the Contract Year in which the Guaranteed Lifetime Withdrawal Date occurs, the entire Annual Lifetime Benefit Amount is available for withdrawal in that Contract Year.

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Annual Lifetime Benefit Amount when Contract Value Reduces to Zero

If your Contract Value is reduced to zero (0) due to an Excess Withdrawal, the Annual Lifetime Benefit Amount is no longer available. No further benefits will be payable under the Rider, and the Rider will terminate.

If your Contract Value is reduced to zero (0) after the Guaranteed Lifetime Withdrawal Date due to a withdrawal that is not an Excess Withdrawal, or due to the application of any Contract and Rider charges against your Contract Value, your Contract will enter the Settlement Phase. Once the Contract has entered the Settlement Phase, no Death Benefit will be available, no additional Purchase Payments will be allowed, and no additional charges for the Rider will be assessed.

Payments During the Settlement Phase

When the Contract enters the Settlement Phase, we will first pay you any Remaining Annual Lifetime Benefit Amount for that Contract Year.

Effective as of your next Contract Anniversary:

●	The Annual Lifetime Benefit Amount will equal:

●	the applicable Lifetime Guarantee Rate, shown on the Guaranteed Lifetime Withdrawal Benefit Rider Contract Schedule, multiplied by

●	the Benefit Base.

●	We will begin paying you the Annual Lifetime Benefit Amount in monthly installments for the rest of the Covered Person’s life (or if the Joint Life Version was elected, for the rest of the lives of both Covered Persons).

Lifetime Guarantee Rate - On the Guaranteed Lifetime Withdrawal Date, we will determine the Lifetime Guarantee Rate based on the number of full Contract Years from the Rider effective date and the Age of the Covered Person (or the youngest Covered Person for a Joint Life Version of this Rider), as shown on the Guaranteed Lifetime Withdrawal Benefit Rider Contract Schedule. If the Guaranteed Lifetime Withdrawal Date has not yet been selected by the Owner, then your next Contract Anniversary will be considered the Guaranteed Lifetime Withdrawal Date. The Lifetime Guarantee Rate will not change once determined.

For contracts with the Joint Life Version, the Annual Lifetime Benefit Amount will be paid for the life of both Covered Persons. If an Owner dies after the Contract enters the Settlement Phase, and there is a surviving Covered Person, the Annual Lifetime Benefit Amount will be paid to the Beneficiary for the life of the surviving Covered Person. If the surviving Covered Person is not the Beneficiary (due to a Beneficiary change after a divorce or dissolution of a civil union or domestic partnership), the surviving Covered Person will have no rights to the remaining Annual Lifetime Benefit Amount.

While you are receiving payments of the Annual Lifetime Benefit Amount in the Settlement Phase, the Contract will be considered to be in the Annuity Phase, payments will be treated as Annuity Payments, and the Joint Covered Persons will be the Annuitants.

However, for contracts held as an IRA or a Custodial IRA, if, at the time the Settlement Phase begins, the Joint Covered Person is no longer the Beneficiary (or the Beneficiary of the custodial account if the Owner is a Custodial IRA), the Joint Covered Person will not become an Annuitant and payments will cease upon death of the Owner (Annuitant if the Owner is a Custodial IRA). Therefore, any change in the Beneficiary due to a divorce could result in a payout based only on a single life even when the Joint Life Version was elected.

If the monthly installment of the Annual Lifetime Benefit Amount is less than $100, the Annual Lifetime Benefit Amount may be paid at any other frequency acceptable to us, but not less frequently than annually, and will be equal to the Annual Lifetime Benefit Amount divided by the number of payments per year.

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BENEFIT BASE

The Benefit Base is the amount that we use to determine your Annual Lifetime Benefit Amount (see “Lifetime Withdrawals”). The Benefit Base cannot be withdrawn or paid as a Death Benefit and is not an amount that is guaranteed to be returned to you.

The initial Benefit Base is equal to the Purchase Payment as of the GLWB Rider Issue Date.

Effect of Subsequent Purchase Payments

The Benefit Base will be recalculated with each subsequent Purchase Payment received after the GLWB Rider Issue Date. The Benefit Base, after the application of each subsequent Purchase Payment, will be equal to the Benefit Base immediately prior to the subsequent Purchase Payment, plus the amount of the subsequent Purchase Payment, net of any applicable taxes.

Restrictions on Subsequent Purchase Payments

After your first Contract Year and prior to your Guaranteed Lifetime Withdrawal Date, we limit the total dollar amount of subsequent Purchase Payments that can be applied to your Contract during each Contract Year as shown on the Guaranteed Lifetime Withdrawal Benefit Rider Contract Schedule.

Subsequent Purchase Payments may not be made on or after your Guaranteed Lifetime Withdrawal Date.

Effect of Withdrawals

Contingent Deferred Sales Charges (CDSCs), and any other charges or adjustments added by Rider, may apply if any withdrawals exceed the Free Withdrawal Amount, as shown on the Contract Schedule. CDSCs and other charges or adjustments added by Rider will not apply to an Annual Lifetime Benefit Amount that exceeds the Free Withdrawal Amount.

Withdrawals prior to the Guaranteed Lifetime Withdrawal Date:

Any withdrawal, including the Free Withdrawal Amount, that occurs prior to the Guaranteed Lifetime Withdrawal Date will be an Excess Withdrawal and will reduce the Benefit Base.

Withdrawals after the Guaranteed Lifetime Withdrawal Date:

Any withdrawal taken after the Guaranteed Lifetime Withdrawal Date that is less than or equal to the Remaining Annual Lifetime Benefit Amount will not be considered an Excess Withdrawal and will not reduce the Benefit Base.

The portion of a withdrawal (including CDSCs and any charges added to the Contract by Rider applicable to the withdrawal) from the Contract Value that causes the cumulative withdrawals to exceed the Annual Lifetime Benefit Amount in that Contract Year will be an Excess Withdrawal. Any withdrawal that occurs after the cumulative withdrawals exceed the Annual Lifetime Benefit Amount in that Contract Year will also be an Excess Withdrawal.

Impact of Excess Withdrawals

Any Excess Withdrawal will have a negative impact on the Benefit Base. An Excess Withdrawal will decrease the Benefit Base in the same proportion as the amount of the Excess Withdrawal (including CDSCs and any charges added to the Contract by Rider) divided by the Contract Value prior to the Excess Withdrawal. An Excess Withdrawal will reduce the Benefit Base by more than the dollar amount of the Excess Withdrawal when the Benefit Base is greater than the Contract Value.

Hypothetical Example of the Impact of an Excess Withdrawal on the Benefit Base

Assumptions

●	Contract Value before withdrawal = $106,000

●	CDSC upon Withdrawal of Contract Value = $0

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●	Withdrawal Amount = $16,000

●	Benefit Base before excess withdrawal = $120,000

●	Remaining Annual Lifetime Benefit Amount = $6,000

Step 1 – Determine Excess Withdrawal amount

Excess Withdrawal Amount

=	Withdrawal Amount – Remaining Annual Lifetime Benefit Amount

=	$16,000 - $6,000 = $10,000

Step 2 – Determine the Contract Value prior to the Excess Withdrawal

Contract Value prior to Excess Withdrawal

=	Contract Value before withdrawal – Remaining Annual Lifetime Benefit Amount

=	$106,000 - $6,000 = $100,000

Step 3 – Determine the impact of Excess Withdrawal on the Benefit Base and Contract Value

Contract Value after Excess Withdrawal

=	Contract Value prior to Excess Withdrawal – Excess Withdrawal amount

=	$100,000 – $10,000 = $90,000

Benefit Base after Excess Withdrawal

= Benefit Base prior to Excess Withdrawal -

(Benefit Base prior to Excess Withdrawal x (Excess Withdrawal / Contract Value prior to Excess Withdrawal))

= $120,000 - ($120,000 x ($10,000 / $100,000)) = $108,000

Effect of Required Minimum Distribution (RMD) Withdrawals on Benefit Base

Any withdrawal taken to satisfy Required Minimum Distribution rules will not be considered an Excess Withdrawal and will not result in a reduction to the Benefit Base provided all the following conditions are met:

●	It must be taken as part of the Company’s systematic withdrawal program established for the payment of RMDs, with no other withdrawals occurring within the Contract Year;

●	It is taken after the Guaranteed Lifetime Withdrawal Date;

●	The RMD amount must be calculated by us based solely on the fair market value (as defined in the regulations under Code section 401(a)(9)) of this Contract;
●	The RMD must be the RMD calculated for the current calendar year.

Effect of Automatic Step-Up on the Benefit Base

The Benefit Base may increase due to an Automatic Step-Up on each Contract Anniversary, provided that the Age of the Covered Person (or the youngest Covered Person for a Joint Life Version of this Rider) on the last calendar day of the prior Contract Year does not exceed the Maximum Automatic Step-Up Age shown on the Guaranteed Lifetime Withdrawal Benefit Rider Contract Schedule.

You must elect one of two (2) Automatic Step-Up options available with this Rider at the GLWB Rider Issue Date. The Automatic Step-Up option which has been elected appears in the Guaranteed Lifetime Withdrawal Benefit Rider Contract Schedule. You may not discontinue or change the Automatic Step-Up option elected.

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Highest Anniversary Value Step-Up

If you elect the Highest Anniversary Value Step-Up option, an Automatic Step-Up will occur on the Contract Anniversary provided that on the last calendar day of the prior Contract Year the Contract Value exceeds the Benefit Base.

Any applicable Automatic Step-Up will increase the Benefit Base to the Contract Value. When calculating the Automatic Step-Up, the Contract Value that is compared to the Benefit Base will be determined after processing any transactions on the last calendar day of the prior Contract Year.

Highest Quarterly Value Step-Up

If you elect the Highest Quarterly Value Step-Up option, an Automatic Step-Up will occur on the Contract Anniversary provided that the Contract Value, on the last calendar day of any Contract Year quarter within the prior Contract Year, exceeds the Benefit Base immediately before the Automatic Step-Up.

Any applicable Automatic Step-Up will increase the Benefit Base to the Highest Quarterly Contract Value that occurred during the prior Contract Year. When calculating the Automatic Step-Up, the Contract Value for each Contract Year quarter that is compared to the Benefit Base will be determined after processing any transactions on the last calendar day of that Contract Year quarter.

Impact of Withdrawals on Highest Quarterly Value Step-Up

If the Highest Quarterly Value Step-Up option has been elected, withdrawals may impact the Highest Quarterly Value Step-Up. For the purpose of determining the Highest Quarterly Value Step-Up, each quarterly Contract Value will be reduced by withdrawals taken after the last calendar day of that Contract Year quarter.

The Quarterly Contract Value will be reduced by:

a)	the total dollar amount of all withdrawals less than or equal to the Annual Lifetime Benefit Amount and any applicable RMDs that meet the conditions under the Effect of Required Minimum Distribution (RMD) Withdrawals on Benefit Base section, and

b)	if applicable, an amount equal to the same percentage that the Contract Value is reduced as a result of an Excess Withdrawal. For example, if the Contract Value is reduced by 5% due to an Excess Withdrawal the Quarterly Contract Value will also be reduced by an additional 5%.

If multiple withdrawals occur in a Contract Year, each quarterly value may be reduced multiple times.

For example, if you request a withdrawal during the second Contract Year quarter, your quarterly Contract Value for the first Contract Year quarter will be reduced by the withdrawal. If you then request another withdrawal during the third Contract Year quarter, your quarterly Contract Value for the first Contract Year quarter will be reduced again by the that second withdrawal and your quarterly Contract Value for the second Contract Year quarter will also be reduced by that withdrawal.

Hypothetical Example of Impact of Withdrawals on Highest Quarterly Value Step-Up

Assumptions

●	On 4/6/2022, the current Contract Year began.

●	On 4/6/2022, the Contract Value is $117,000.

●	On 4/6/2022, the Benefit Base is $115,000.

●	On 4/6/2022 the Annual Lifetime Benefit Amount is $6,000.

●	On 5/15/2022, a withdrawal of $2,000 is taken.

●	On 7/5/2022, the Contract Value for the first Contract Year quarter is $125,000.

●	On 7/15/2022, a withdrawal of $1,000 is taken.

●	On 10/5/2022, the Contract Value for the second Contract Year quarter is $128,000.

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●	On 11/15/2022, a withdrawal of $3,000 is taken.

●	On 1/5/2023, the Contract Value for the third Contract Year quarter is $127,000.

●	On 2/15/2023, prior to any withdrawals the Contract Value is $126,500.

●	On 2/15/2023, a withdrawal of $1,500 is taken and is an Excess Withdrawal.

●	On 2/15/2023, after the Excess Withdrawal, the Benefit Base is reduced to $113,636.

●	On 4/5/2023, the Contract Value for the fourth Contract Year quarter is $125,000.

For the purposes of determining the Highest Quarterly Value Step-Up on 4/5/2023 we determine the first quarter value as follows:

●	For the first contract quarter ending on 7/5/2022, the withdrawal of $2,000 which occurred on 5/15/2022 did not have an impact on the determination of the Highest Quarterly Value Step-Up as it occurred prior to the end of the first Contract Year quarter.

●	We deduct the withdrawals of the Annual Lifetime Benefit Amount after the first quarter from the Contract Value ($125,000 - $1,000 - $3,000 = $121,000) to determine the amount to be adjusted for any excess withdrawals.

●	Next, we adjust for excess withdrawals as there is no remaining Annual Lifetime Benefit Amount. The withdrawal on 2/15/2023 represented a 1.19% reduction in the Contract Value ($1,500 / $126,500 = 1.19%). The reduction for the Excess Withdrawal for the first Contract Year quarter is equal to $1,440 (1.19% x $121,000 = $1,440). The Contract Value for the first Contract Year quarter is equal to $119,560 ($121,000 - $1,440 = $119,560).

●	For the second contract quarter ending on 10/5/2022, we adjust the Contract Value for the withdrawals of the Annual Lifetime Benefit Amount after the second quarter ($128,000 - $3,000 = $125,000). The reduction for the Excess Withdrawal for the second Contract Year quarter is equal to $1,488 (1.19% x $125,000 = $1,488) and the Contract Value for the second Contract Year quarter is equal to $123,512 ($125,000 - $1,488 = $123,512).

●	For the third contract quarter ending on 1/5/2023, there are no withdrawals of the Annual Lifetime Benefit Amount after the third quarter. The reduction for the Excess Withdrawal for the third Contract Year quarter is equal to $1,511 (1.19% x $127,000 = $1,511). The Contract Value for the first Contract Year quarter is equal to $125,489 ($127,000 - $1,511 = $125,489).

●	The Contract Value for the fourth Contract Year quarter is $125,000.

The Highest Quarterly Value Step-Up for the Contract Year is $125,489 (greatest of $119,560, $123,512, $125,489, and $125,000).

GLWB RIDER CHARGE

We will assess the GLWB Rider Charge on a quarterly basis in arrears. On the last calendar day of each Contract Quarter, a charge will be assessed against your Contract Value. The amount that is deducted from your Contract Value is equal to the GLWB Rider Charge multiplied by the Benefit Base on such day (after taking into account any other transactions processed on such day). The annualized GLWB Rider Charge is shown on the Guaranteed Lifetime Withdrawal Benefit Rider Contract Schedule.

If the Rider terminates, except for a termination under sections (a), (b) and (c) under “Termination of Rider,” a pro-rata portion of the GLWB Rider Charge will be assessed based on the number of days from the first calendar day of the current contract quarter to the date of termination. If the Rider terminates under sections (a), (b) and (c) under “Termination of Rider,” the GLWB Rider Charge is waived. If you reach your Latest Permitted Annuity Date, and your Contract Value is applied to an Annuity Option described under the Latest Permitted Annuity Date section of this Rider, the GLWB Rider Charge is also waived. Once the Rider has terminated there will be no further GLWB Rider Charges assessed.

We deduct the GLWB Rider Charge pro-rata from each Sub-Account in which you are invested.

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CONTRACT CONTINUATION

If the Joint Life Version of this Rider is elected and a Covered Person continues the Contract under the Spousal Continuance section of the Death Benefit Provisions section of the Contract, the Rider will also continue as long as it was in effect at the time of the continuation. The Covered Person is eligible to receive the Annual Lifetime Benefit Amount each year for the remainder of his or her life, (see “Annual Lifetime Benefit Amount When Contract Value Reduces to Zero”), provided the Rider is not terminated (see “Termination of Rider”).

If the Joint Life Version of this Rider is elected and you, as IRA Custodian, continue this Contract under the Spousal Continuance section of the Death Benefit Provisions section of the Contract, and the deceased Annuitant’s surviving spouse is also a Covered Person, the Rider will also continue as long as it was in effect at the time of the continuation. You are guaranteed to receive the Annual Lifetime Benefit Amount each year for the remainder of the Covered Person’s life (see “Annual Lifetime Benefit Amount When Contract Value Reduces to Zero”), provided the Rider is not terminated (see “Termination of Rider”).

If you (Annuitant for a Custodial IRA) die before the Guaranteed Lifetime Withdrawal Date and if the Contract is continued, then the Guaranteed Lifetime Withdrawal Date elected by the Owner of the continued Contract will determine the Withdrawal Rate and Lifetime Guarantee Rate for the Contract.

If you (Annuitant for a Custodial IRA) die on or after the Guaranteed Lifetime Withdrawal Date and if the Contract is continued, then the Withdrawal Rate and Lifetime Guarantee Rate that apply after the continuation will be the same as the Withdrawal Rate and Lifetime Guarantee Rate in effect prior to the continuation.

REPORTS

While the Rider is in force, the report we will provide to you each year will include the following information:

a)	Before the Guaranteed Lifetime Withdrawal Date, the Benefit Base and the Annual Lifetime Benefit Amount for the earliest Guaranteed Lifetime Withdrawal Date (or an option to contact us to find out what the Annual Lifetime Benefit Amount would be for a particular Guaranteed Lifetime Withdrawal Date, assuming future activity is limited to continuation of guarantees in the Contract); and

b)	After the Guaranteed Lifetime Withdrawal Date, the Annual Lifetime Benefit Amount.

LATEST PERMITTED ANNUITY DATE

If the Rider is in effect, you have reached the Latest Permitted Annuity Date of your Contract, and your Contract Value has not reached zero (0), one (1) of the following additional Annuity Options will be available to you based upon the number of Covered Persons still living. Unless you direct us otherwise, we will automatically pay you Annuity Payments under an Installment Refund Annuity Option based upon the number of Covered Persons still living.

One (1) Covered Person – Installment Refund

Beginning on the Annuity Date, we will make Annuity Payments equal to the amount of the Annual Lifetime Benefit Amount for the life of the Annuitant. Annuity Payments cease upon the death of the Annuitant, subject to the Installment Refund guarantee. The Installment Refund guarantees upon the death of the Annuitant, if the total of all Annuity Payments made is less than the Contract Withdrawal Value on the Latest Permitted Annuity Date, Annuity Payments will continue to be paid in the same amount and at the same frequency then in effect, until the total Annuity Payments made is equal to the Contract Withdrawal Value on the Latest Permitted Annuity Date. The Beneficiary(ies) may instead elect to receive the Commuted Value calculated as shown on the Guaranteed Lifetime Withdrawal Benefit Rider Contract Schedule, of any remaining Annuity Payments in a lump sum. If the total of all Annuity Payments made is equal to or greater than the Contract Withdrawal Value on the Latest Permitted Annuity Date, no additional Annuity Payments will be made.

Two (2) Covered Persons – Installment Refund

Beginning on the Annuity Date, we will make Annuity Payments equal to the amount of the Annual Lifetime Benefit Amount for the life of the Annuitant and the joint Annuitant. Annuity Payments cease upon the death of the surviving

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Annuitant, subject to the Installment Refund guarantee. The Installment Refund guarantees upon the death of the last surviving Annuitant, if the total of all Annuity Payments made is less than the Contract Withdrawal Value on the Latest Permitted Annuity Date, Annuity Payments will continue to be paid in the same amount and at the same frequency then in effect, until the total Annuity Payments made is equal to the Contract Withdrawal Value on the Latest Permitted Annuity Date. The Beneficiary(ies) may instead elect to receive the Commuted Value calculated as shown on the Guaranteed Lifetime Withdrawal Benefit Rider Contract Schedule, of any remaining Annuity Payments in a lump sum. If the total of all Annuity Payments made is equal to or greater than the Contract Withdrawal Value on the Latest Permitted Annuity Date, no additional Annuity Payments will be made.

However, for qualified contracts and contracts held as Custodial IRAs, if the Covered Person, who is not the Owner (Annuitant if the Owner is a Custodial IRA), is no longer the Beneficiary (Beneficiary of the custodial account if the Owner is a Custodial IRA) when the Latest Permitted Annuity Date is reached (due to a Beneficiary change after a divorce), this section will apply as if that Covered Person were no longer living. Therefore, any change in the Beneficiary after a divorce could result in a payout based only on a single life even when the Joint Life Version was elected.

COMPLIANCE WITH THE INTERNAL REVENUE CODE (“CODE”)

This Rider will be interpreted and administered in accordance with Section 72(s) or Section 401(a)(9) of the Code (including Section 401(a)(9)(B) of the Code) and the regulations thereunder as applicable.

We may amend this Rider and accelerate distributions where necessary to comply with the Code (including, but not limited to Section 72(s) of the Code or Section 401(a)(9) of the Code).

TERMINATION OF RIDER

This Rider will terminate upon the earliest of:

a)	Death of the Owner or Joint Owner (or the Annuitant if the Owner is a non-natural person) unless the Joint Life Version of the Rider is in effect and the Contract is continued under the Death Benefit Provisions section of the Contract and in accordance with the Contract Continuation provisions of the Rider;

b)	Death of the Owner (or the Annuitant if the Owner is a non-natural person) after the Contract has been continued by the surviving spouse or an IRA Custodian;

c)	The date you apply your Contract Value to an Annuity Option, unless you are receiving payments under one of the Annuity Options under this Rider at the Latest Permitted Annuity Date, in which case, the Rider will terminate upon the last Annuity Payment;

d)	Upon a change in ownership (or assignment) of the Contract, unless:

i.	the new Owner or assignee assumes full ownership of the Contract and is essentially the same person as the previous Owner, (e.g. an individual ownership changed to a personal revocable trust, a change to a court appointed guardian representing the Owner during the Owner’s lifetime, etc.);

ii.	the assignment is for an exchange under Section 1035 of the Code (i.e., the Rider may continue during the temporary assignment period and not terminate until the Contract is fully surrendered);

iii.	the Contract is transferred to a spouse (or domestic partner or civil union partner for non-qualified Contracts) and the new Owner was a Covered Person as of the GLWB Rider Issue Date; or

iv.	the Contract is transferred to a spouse (or domestic partner or civil union partner for non-qualified Contracts) or to a former spouse in connection with a divorce and the new Owner was a Covered Person as of the GLWB Rider Issue Date.

e)	The date we receive a Written Request to terminate this Rider.

ICC21-GLWB	9	[09-21]

f)	Termination of the Contract to which this Rider is attached.

If the Rider is terminated, it cannot be re-elected at a later date.

VI.	GENERAL PROVISIONS - The following replace “Contract Termination”, “Evidence of Survival” and “Misstatement of Age or Sex” in the “General Provisions” section of the Contract:

CONTRACT TERMINATION. This Contract will terminate upon the occurrence of any of the following events:

1.	the date of the last Annuity Payment;

2.	the date payment is made of the entire Contract Withdrawal Value unless the GLWB Rider is in effect and the Benefit Base is greater than zero (0) after the withdrawal;

3.	the date of the last Death Benefit payment;

4.	the date this Contract is returned under the Right To Examine Contract; or

We reserve the right to terminate this Contract if the following conditions are met:

1.	the Benefit Base is zero (0);

2.	no Purchase Payment has been made for at least two (2) consecutive years measured from the date we received the last Purchase Payment; and

3.	each of the following amounts is less than $2,000 on the date we send Written Notice of our election to terminate this Contract provided that no Annuity Option is in effect at that time:

a.	the Contract Value less any Premium Tax deducted; and

b.	the sum of all Purchase Payments made into the Contract less any partial withdrawals.

If we exercise the right to terminate this Contract, we will send you Written Notice of termination at your last known address shown in our records. This Written Notice will state that this Contract will terminate thirty (30) calendar days after we have mailed the notice unless we receive a Purchase Payment that brings the Contract Value (less any Premium Tax) to at least $2,000 before that time. If this Contract is terminated pursuant to the reserved right to terminate this Contract, we will pay the Contract Withdrawal Value to you.

EVIDENCE OF SURVIVAL. We may require proof that any person(s) on whose life Annuity Payments are based is alive. We may discontinue Annuity Payments until satisfactory proof is received.

We may also require proof that any Covered Person on whose life the Annual Lifetime Benefit Amount, or any other benefits under this Rider, is based, is alive. We may discontinue payment of the Annual Lifetime Benefit Amount until satisfactory proof is received.

MISSTATEMENT OF AGE OR SEX. We may require proof of the Age or sex of the Annuitant, Owner, Covered Person and/or Beneficiary before making any payments under this Contract that are measured by the Annuitant’s, Owner’s, Covered Person’s or Beneficiary’s life. If the Age or sex of the Annuitant, Owner, Covered Person, or Beneficiary has been misstated, the amount payable will be the amount that the Contract Value would have provided at the correct age and sex. After correction, we will pay the sum of any underpayments within thirty (30) calendar days. The amount of any overpayments we made will be charged against the payment(s) following the correction. Any overpayments/underpayments on account of misstatement of Age or sex shall be charged/credited after the correction with interest at a rate of three percent (3.00%) per year.

ICC21-GLWB	11	[09-21]

If an Annuitant’s, Owner’s, Covered Person’s and/or Beneficiary’s Age has been incorrectly stated and a Contract was purchased, or an optional Rider was elected, that he/she was otherwise ineligible for, we will terminate the Contract or optional Rider.

For any other benefit for which Age or sex has been incorrectly stated, such benefit and any applicable charges will be adjusted to reflect the correct Age and sex.

Signed for Massachusetts Mutual Life Insurance Company by:

[ /s/ Tokunbo Akinibajo ]	[ /s/ Roger W. Crandall ]
[SECRETARY]	[PRESIDENT]

ICC21-GLWB	12	[09-21]

Contract Schedule

Guaranteed Lifetime Withdrawal Benefit Rider

GLWB Rider Version:	[Single Life Version / Joint Life Version]

Automatic Step-Up Value:	[Highest Anniversary Value or Highest Quarterly Value]

Maximum Automatic Step-Up Age:	[90]

GLWB Rider Issue Date:	[09/01/2021]

Covered Person:	[John Doe]
Covered Person Issue Age:	[65]
Covered Person Gender:	[Male]

[Joint Covered Person:	[Jane Doe]
Joint Covered Person Issue Age:	[60]
Joint Covered Person Gender:	[Female]]

[Minimum Age for Joint Covered Person:	Age of Covered Person minus [10] years]

Maximum Annual Subsequent Purchase Payments:

●	After the first Contract Year and prior to the Guaranteed Lifetime Withdrawal Date: [$10,000] per Contract Year
●	On or after the Guaranteed Lifetime Withdrawal Date: $0

GLWB Rider Charge

	Current	Maximum

[Single Life Highest Anniversary Value Step-up GLWB Rider Charge:	[1.45%]	[2.50%]
Joint Life Highest Anniversary Value Step-up GLWB Rider Charge:	[1.45%]	[2.50%]
Single Life Highest Quarterly Value Step-up GLWB Rider Charge:	[1.60%]	[2.50%]
Joint Life Highest Quarterly Value Step-up GLWB Rider Charge:	[1.60%]	[2.50%]]

We may increase the GLWB Rider Charge at any time, with prior Written Notice, but the charge will never exceed the maximum charge.

ICC21-SCH-GLWB	4J	[09-21]

Withdrawal Rates:

[Full Contract Years from Rider Effective Date

		[0	1	2	3	4	5	6	7	8	9	10+]
	Withdrawal Rates
Age Range	[59½]– [61]	[3.75%	3.85%	3.90%	4.00%	4.05%	4.50%	4.60%	4.65%	4.75%	4.80%	5.65%
	[62]–[66]	4.00%	4.10%	4.15%	4.25%	4.30%	4.60%	4.70%	4.75%	4.85%	4.90%	5.80%
	[67]–[71]	4.75%	4.85%	4.95%	5.05%	5.15%	5.45%	5.55%	5.65%	5.75%	5.85%	6.65%
	[72]–[76]	5.25%	5.35%	5.45%	5.55%	5.65%	6.05%	6.15%	6.25%	6.35%	6.45%	7.35%
	[77]+	5.50%	5.60%	5.70%	5.85%	5.95%	6.35%	6.45%	6.55%	6.65%	6.75%	7.70%]
	]

Lifetime Guarantee Rates:

[Full Contract Years from Rider Effective Date

		[0	1	2	3	4	5	6	7	8	9	10+]
	Lifetime Guarantee Rates
Age Range	[59½]– [61]	[3.75%	3.85%	3.90%	4.00%	4.05%	4.50%	4.60%	4.65%	4.75%	4.80%	5.65%
	[62]–[66]	4.00%	4.10%	4.15%	4.25%	4.30%	4.60%	4.70%	4.75%	4.85%	4.90%	5.80%
	[67]–[71]	4.75%	4.85%	4.95%	5.05%	5.15%	5.45%	5.55%	5.65%	5.75%	5.85%	6.65%
	[72]–[76]	5.25%	5.35%	5.45%	5.55%	5.65%	6.05%	6.15%	6.25%	6.35%	6.45%	7.35%
	[77]+	5.50%	5.60%	5.70%	5.85%	5.95%	6.35%	6.45%	6.55%	6.65%	6.75%	7.70%]
	]

ICC21-SCH-GLWB	4K	[09-21]

Investment Allocation Restrictions: While this rider is in effect, your allocations are restricted to either one of the MML Asset Allocation Sub-Accounts or the Custom Allocation Program listed below. The funds in the Custom Allocation Program will be rebalanced based on your election. If no election is made, it will rebalance quarterly during each calendar year.

SEPARATE ACCOUNT(S):

[Massachusetts Mutual Variable Annuity Separate Account 4.]

MML Asset Allocation Sub-Accounts:

[MML Conservative Allocation	MML Moderate Allocation

MML Balanced Allocation	MML American Funds Core Allocation

MML Growth Allocation	MML Blend]

[Custom Allocation Program

Multiple Sub-Accounts may be selected from each category.

Allocation Category 1 (allocation must be equal to [30%] total)

MML U.S. Government Money Market

MML Dynamic Bond

MML Managed Bond

MML Short-Duration Bond

MML Total Return Bond

MML Inflation-Protected and Income

Allocation Category 2 (allocation must be between

[40%] and [70%])	Allocation Category 3 (allocation must not be greater than [30%])

MML Blue Chip Growth	MML Growth & Income
MML Large Cap Growth	Fidelity® VIP Contrafund®
MML American Funds Growth	MML Equity
MML Focused Equity	MML Equity Momentum
MML Fundamental Equity	MML Equity Rotation
MML Equity Income	Invesco V.I. Global Strategic Income
MML Fundamental Value	Invesco V.I. Discovery Mid Cap Growth
MML Income & Growth	MML Small Company Value
MML Mid Cap Growth	MML Small/Mid Cap
MML Small Cap Growth Equity	Invesco V.I. Global
MML Small Cap Equity	Invesco Oppenheimer V.I. International Growth
MML Mid Cap Value	MML Special Situations
MML Foreign	Ivy VIP Asset Strategy
MML Global	Janus Henderson VIT Global Technology and Innovation
MML American Funds® International	Fidelity® VIP Real Estate
MML International Equity	Fidelity® VIP Healthcare
MML Strategic Emerging Markets	Fidelity® VIP Strategic Income
MML High Yield	PIMCO Income Portfolio]

ICC21-SCH-GLWB	4L	[09-21]

COMMUTED VALUE FORMULA

The Commuted Value is the present value of remaining Annuity Payments, in accordance with the terms and conditions of the rider.

The Commuted Value will be determined using the following assumptions:

1.	Discount Rate = [2.00%] [+ A]

[A = the withdrawal yield determined as follows: “A” is the yield on the [10 Year] Constant Maturity Treasury Note as of the date we calculate the present value.

Constant Maturity Treasury Note yields are published in the daily H.15 updates by the Federal Reserve Statistical Releases. If the Constant Maturity Treasury Note yields are no longer available, we will use a substantially similar alternative.]

2.	[105%] of the [2012 Individual Annuity Mortality (IAM) mortality table], which applies to all Annuity Options which include life contingent payments. Where applicable, unisex mortality rates and projection factors are based on a [70%/30%] male/female weighting.

ICC21-SCH-GLWB	4M	[09-21]